Exhibit 99.1

Poore Brothers Reports First-quarter 2005 Results;
Reaffirms Guidance for the Year

GOODYEAR, Ariz. – April 21, 2005 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the first quarter of fiscal year 2005 ended March 26, 2005 and reaffirmed its guidance for the year.

Net revenues for the first quarter of fiscal 2005 were $16.6 million, 7% below last year’s first quarter of $17.7 million.  Net income was $0.2 million, or $0.01 per basic and diluted share, as compared to $0.5 million, or $0.03 per basic and diluted share last year.

The Company’s net revenue decrease was principally caused by changes to the timing of promotional events with several large retailers and a decline in sales in the vending channel.  Strong 31% growth of T.G.I.Friday’s® brand salted snacks in the first quarter last year was due primarily to new distribution and large promotional events at mass retailers in the quarter.  Similar large promotional events did not occur in this year’s first quarter, but are expected to occur later this fiscal year.  The brand continued its strong growth performance in grocery and convenience stores.  As a result, overall T.G.I.Friday’s® brand salted snack revenue declined 9% versus the first quarter of 2004 to $11.3 million, or 68% of total revenue.   The Company’s potato chip brands rose 6% and distributed products grew 17% over the prior year. In addition, the Crunch Toons® brand contributed sales of $0.4 million in last year’s first quarter but was discontinued in June 2004.

Mr. Thomas W. Freeze, President and Chief Executive Officer, commented, “Our first quarter performance this year was a difficult comparison to last year’s results because of the exceptional promotional revenue we realized in last year’s first quarter.  However, we continue to believe that our T.G.I. Friday’s® brand’s growth rate for the year will achieve our targeted low double-digit growth-rate guidance.  We have commenced initial promotional shipments of three new Cinnabon® cookies for retail market testing this quarter.  Based on consumer research testing, we are very excited about the prospect for their success.  In addition, we have several other Cinnabon® products under development with plans for market testing this summer and our meat snacks product line under the T.G.I.Friday’s® brand will commence shipments this quarter also.”

Continuing with first quarter results, gross profit in this quarter was $3.4 million, or 20.5% of net revenue, compared to $3.6 million, or 20.2% of net revenue, in the same quarter of 2004.  The improvement in gross profit percentage was attributable to increased manufacturing and supply chain efficiencies, substantially offset by higher freight costs.

Selling, General and Administrative expenses increased to $3.0 million in the first quarter of 2005 as compared to $2.7 million in 2004, or 18.4% versus 15.0% of net revenue, respectively.  The higher level of spending in 2005 was due to increased payroll costs and increases in new product development and consumer testing expenses.

As a result of the above described revenue decline and increased spending, operating income decreased to $0.3 million in the first quarter of 2005 versus $0.9 million in the year-ago quarter.

“We are optimistic about the future as we strive to build a diverse portfolio of innovative brands,” stated Mr. Freeze.  “We are aggressively executing programs in support of our strategic plan — new products are being market tested this quarter, others are expected to be tested this summer, new licensing opportunities are being explored and our acquisition search process is giving us insight into some very interesting and diverse opportunities.  Accordingly, we continue to believe that we are on track to meet our previously provided guidance for the full year of $75-$85 million in net revenue and $0.18-$0.23 per share in net income depending on the contribution of new products.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 26, 2005	March 27, 2004
	(unaudited)	(unaudited)
Net revenue	$16,556,875	$17,718,493
Cost of revenue	13,169,025	14,138,374
Gross profit	3,387,850	3,580,119
Selling, general & administrative expenses	3,047,797	2,664,055
Operating income	340,053	916,064
Interest (income) expense, net	(1,299)	45,741
Income before income tax provision	341,352	870,323
Income tax provision	133,000	337,000
Net income	$208,352	$533,323

Earnings per common share:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03
Weighted average number of common shares:
Basic	19,647,561	18,602,978
Diluted	19,854,440	19,317,706

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 26, 2005	Dec 25, 2004
	(unaudited)	(unaudited)
Current assets	$19,984,138	$19,013,368
Property and equipment, net	10,697,938	10,815,963
Other assets, net	10,286,497	10,287,956
Total assets	$40,968,573	$40,117,287

Current liabilities	$8,157,009	$7,299,274
Long-term debt	1,717,608	1,729,134
Other long-term liabilities	2,077,519	2,280,793
Total liabilities	11,952,136	11,309,201
Shareholders’ equity	29,016,437	28,808,086
Total liabilities and shareholders’ equity	$40,968,573	$40,117,287

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended
	March 26, 2005	March 27, 2004
	(unaudited)	(unaudited)
Net cash flows from operating activities	$1,216,110	$1,189,015
Net cash flows from investing activities	(183,700)	(188,917)
Net cash flows from financing activities	(233,611)	(195,590)
Net increase in cash	798,799	804,508
Cash and cash equivalents at beginning of period	9,675,490	3,239,570
Cash and cash equivalents at end of period	$10,474,289	$4,044,078